Exhibit 10.9

November 26, 2018

Isaac Zacharias

Dear Isaac,

I am pleased to offer you a promotion to the position of Chief Commercial Officer beginning on December 3, 2018. In this role, you will receive an annual base salary of $310,000 less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As in your prior position, you will continue to be eligible to receive certain employee benefits including health, dental and vision care coverage, paid vacation, paid company holidays and participate in the company annual bonus incentive plan. If the bonus plan is approved by the Board of Directors, you will be eligible to participate in it, as the bonus plan is currently drafted, you will be entitled to receive an annual bonus of up to 25% of your annual salary. Bonus payout will be prorated.

The company’s Board of Directors has approved an option for you to purchase 1,000,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant (November 14, 2018), as determined by the Company’s Board of Directors. The shares subject to the option shall vest over the next 48 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about the broader impact you will be able to have on the business and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least four weeks’ notice.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

We look forward to your favorable reply and to working with you at Shockwave Medical.

Sincerely,

/s/ Doug Godshall
Doug Godshall, CEO

Agreed to and accepted:

Signature:	/s/ Isaac Zacharias

Printed Name:	Isaac Zacharias

Date:	11/29/2018